EXHIBIT 10.73

Compensation Arrangements with Named Executive Officers

Base Salaries

The following table sets forth the annual base salaries of FedEx’s named executive officers:

Name and Current Position	Base Salary
Frederick W. Smith Chairman, President and Chief Executive Officer	$1,266,960
Alan B. Graf, Jr. Executive Vice President and Chief Financial Officer	$902,784
David J. Bronczek President and Chief Executive Officer – FedEx Express	$942,096
T. Michael Glenn Executive Vice President, Market Development and Corporate Communications	$833,364
Robert B. Carter Executive Vice President, FedEx Information Services and Chief Information Officer	$762,960

Mr. Smith’s base salary was effective as of July 16, 2011. The base salaries of the other named executive officers were effective as of July 1, 2011. The named executive officers did not receive base salary increases for fiscal 2013 or fiscal 2014.

Fiscal 2014 Annual Incentive Compensation Program

Chairman, President and Chief Executive Officer

Frederick W. Smith’s fiscal 2014 annual bonus will be based on the achievement of corporate objectives for operating income for fiscal 2014. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership, the execution of key strategic initiatives and the following corporate performance measures:

•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;

•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;

•	FedEx’s market capitalization;

•	FedEx’s revenue and operating income growth (excluding certain unusual items) relative to competitors;

•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;

•	Analyst coverage and ratings for FedEx’s stock;

•	FedEx’s U.S. and international revenue market share; and

•	FedEx’s reputation rankings by various publications and surveys.

None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.

Mr. Smith’s annual bonus target for fiscal 2014 is 130% of his annual base salary (at fiscal year-end), with a maximum payout of 300% of his target bonus.

Non-CEO Named Executive Officers

The fiscal 2014 annual bonus target payouts for the non-CEO named executive officers, as a percentage of annual base salary (at fiscal year-end), are as follows:

Name	Target Payout
Alan B. Graf, Jr.	90%
David J. Bronczek	100%
T. Michael Glenn	90%
Robert B. Carter	90%

The maximum payout for each executive is 240% of his target bonus.

The fiscal 2014 annual bonus for the non-CEO named executive officers will be based on the achievement of corporate objectives for operating income for fiscal 2014. In prior years, a portion of the annual bonus for the non-CEO named executive officers was based on the achievement of individual performance objectives. For fiscal 2014, however, the entire annual bonus for the non-CEO named executive officers will be based on company financial performance. Mr. Smith may adjust each officer’s bonus amount downward based on the officer’s achievement of individual performance objectives established at the beginning of the fiscal year. Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2014.

Company Financial Performance Measure

The annual bonus payout opportunity for each named executive officer ranges, on a sliding scale, from a minimum amount if the annual bonus plan’s pre-established operating income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded. Ordinarily, our business plan objective for the financial measure – operating income for fiscal 2014 – is the target under the annual bonus plan. For fiscal 2014, however, in order to further motivate management to improve the company’s performance, the annual bonus plan’s target objective for company financial performance is higher than the business plan objective for operating income.

Long-Term Incentive Program

FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2012 through 2014, 2013 through 2015 and 2014 through 2016 provide long-term cash bonus opportunities to members of upper management, including the named executive officers, upon the conclusion of fiscal 2014, 2015 and 2016, respectively, if certain aggregate fully diluted earnings per share (“EPS”) goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2012 through 2014, 2013 through 2015 and 2014 through 2016 plans until 2014, 2015 and 2016, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.

The following table sets forth the potential future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Potential Future Payouts
Name	Performance Period	Threshold ($)	Target ($)	Maximum ($)
Frederick W. Smith	FY2012–FY2014	1,000,000	4,000,000	6,000,000
	FY2013–FY2015	1,000,000	4,000,000	6,000,000
	FY2014–FY2016	1,000,000	4,000,000	6,000,000
Alan B. Graf, Jr.	FY2012–FY2014	300,000	1,200,000	1,800,000
	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000
David J. Bronczek	FY2012–FY2014	375,000	1,500,000	2,250,000
	FY2013–FY2015	375,000	1,500,000	2,250,000
	FY2014–FY2016	375,000	1,500,000	2,250,000
T. Michael Glenn	FY2012–FY2014	300,000	1,200,000	1,800,000
	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000
Robert B. Carter	FY2012–FY2014	300,000	1,200,000	1,800,000
	FY2013–FY2015	300,000	1,200,000	1,800,000
	FY2014–FY2016	300,000	1,200,000	1,800,000

The potential individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the potential future payouts shown in this table will be achieved.